FOR IMMEDIATE RELEASE CONTACT: David L. Hatfield, President and Chief Executive Officer TELEPHONE: (269) 945-9561

MAINSTREET FINANCIAL CORPORATION
COMPLETES INITIAL STOCK OFFERING

Hastings, Michigan - - (Business Wire) - - December 22, 2006 - - David L. Hatfield, President and Chief Executive Officer of MainStreet Financial Corporation (the "Company"), the stock holding company for MainStreet Savings Bank, FSB in Hastings Michigan, announced today that the Company has completed its initial stock offering. The holding company sold a total of 355,352 shares of common stock to investors, including the purchase of 28,428 shares by the Company's employee stock ownership plan, at $10.00 per share in a subscription and community offering.

The shares sold in the offering represent 47% of the outstanding shares of common stock of the Company. The remaining 400,716 shares of common stock of the Company are owned by MainStreet Financial Corporation, MHC, a federal mutual holding company.

The shares of the Company will be traded on the Over-the-Counter Electronic Bulletin Board under the symbol "MSFN" beginning December 27, 2006. Valid orders received in the subscription and community offering were filled in accordance with the Company's Stock Issuance Plan. Investors may confirm orders by contacting the Stock Information Center by calling (269) 945-2889 or toll-free at (877) 359-9431 from 10:00 a.m. to 4:00 p.m. Certificates are expected to be mailed from our Transfer Agent on Tuesday, December 26, 2006. The subscription and community offering was managed by Ryan Beck & Co., Inc. Silver, Freedman & Taff, L.L.P. acted as special counsel to the Company.

The Board of Directors, officers and employees of the Company and MainStreet Savings Bank, FSB express their gratitude for their customers' support for the offering, and they pledge their best efforts toward serving the needs of their customers and new stockholders.

MainStreet Savings Bank, FSB is a community-oriented savings bank serving primarily Barry and Ionia counties through three full service banking offices in Hastings and Lake Odessa.  As of September 30, 2006, MainStreet Financial Corporation had total assets of $114.9 million, deposits of $78.3 million and equity of $6.1 million.

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. Factors which could have a material adverse effect on our operations include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services. Readers are cautioned not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements